Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-162217) of América Móvil, S.A.B. de C.V., the Registration Statement on Form F-3 (No. 333-162217-01) of Radiomóvil Dipsa, S.A. de C.V. and in the related prospectus’ of our report dated April 1, 2010, with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V. and subsidiaries, included in this Form 6-K (Report of Foreign Private Issuer) dated April 1, 2010.

Mancera, S.C. A member firm of Ernst & Young Global

/s/ C.P.C. Omero Campos Segura
C.P.C. Omero Campos Segura

Mexico City, Mexico

April 1, 2010